As filed with the Securities and Exchange Commission on May 8, 2000

Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENTRY TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	96-11-3349733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Wireless Boulevard
Hauppauge, New York 11778
(Address of Principal Executive Offices)

SENTRY TECHNOLOGY CORPORATION

Operational and Financial Consulting Services Agreement
Between Registrant and Restoration Management Company, LLC
(Full title of the plan)

Peter J. Mundy.Vice
President-Finance
Wireless Boulevard
Hauppauge, New York 11778
(Name and address of agent for service)

(631) 232-2100
(Telephone number, including area code, of agent for service)

Copy to:

William A. Perlmuth, Esq.

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5400

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value	200,000(2)	$0.156	$31,200	$8.24

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock which may be issued by reason of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

      This Registration Statement covers 200,000 shares of the Registrant's Common Stock, $.001 par value (plus any additional shares of Common Stock that may be issued by reason of stock splits, stock dividends or similar transactions), pursuant to the Operational and Financial Consulting Services Agreement by and between Sentry Technology Corporation and Restoration Management Company, LLC, dated October 15, 1999, as amended November 11, 1999, and April 27, 2000 (the "Agreement").

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

(b)	The Registrant's Amendment No. 1 to Annual Report on Form 10K/A for the fiscal year ended December 31, 1999.

(c)

The description of the Registrant’s Common Stock, $.001 par value (the “Shares”), which is contained in the Registrant’s Registration Statement on Form 8-A, declared effective February 6, 1997, filed with the Commission to register such Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

     (Not Applicable)

Item 5. Interests of Named Experts and Counsel

     William A. Perlmuth, a director of the Registrant, is of counsel to Stroock & Stroock & Lavan LLP, counsel for the Registrant. Mr. Perlmuth holds (i) 750,729 shares of Common Stock and 827,678 shares of Class A Preferred Stock ("Preferred Shares") of the Company as trustee of the trust under the will of Arthur J. Minasy, (ii) 130,010 shares of Common Stock and 139,071 of Preferred Shares as trustee under trusts for the benefit of the children of Mr. Minasy, and (iii) 3,667 shares of Preferred Shares which he owns beneficially. Other members of such firm beneficially own additional shares of Common Stock of the Registrant. Mr. Perlmuth is also the holder of options to purchase 29,100 shares of Common Stock and 18,300 Preferred Shares of the Registrant. Under the policies of Stroock & Stroock & Lavan LLP, Mr. Perlmuth will share any economic benefits with other members of the firm.

Item 6.    Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

     Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides that no director or officer shall have any personal liability to the Registrant or its stockholders for any damages for breach of fiduciary duty as a director, except that such provision does not limit or eliminate the liability of any director or officer (i) for breach of such director's or officer's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such director or officer derived an improper personal benefit.

     The Registrant maintains directors' and officers' liability insurance which covers the directors and officers of the Registrant against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made by the Registrant to such officers and directors.

Item 7.    Exemption from Registration Claimed

     (Not Applicable)

Item 8.    Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Sentry Technology Corporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (No. 333-20135)).

4.2	Amended and Restated By-Laws of Sentry Technology Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (No. 333-20135)).

4.3

Operational and Financial Consulting Services Agreement by and between Sentry Technology Corporation and Restoration Management, L.L.C., dated October 15, 1999, and amended November 9, 1999 (incorporated by reference to Exhibit 10.15 to Registrant's Quarterly Report on Form 10-Q (No. 1-12727).

4.4	Second Amendment to the Operational and Financial Consulting Services Agreement by and between Sentry Technology Corporation and Restoration Management, L.L.C., dated April 27, 2000.

23	Consent of Deloitte & Touche LLP*

24	Power of Attorney (included at page II-5).*

*       Filed herewith.

Item 9.    Undertakings

          (a) The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on the 8th day of May, 2000.

SENTRY TECHNOLOGY CORPORATION

By: /s/ Peter J. Mundy Peter J. Mundy Vice President - Finance Chief Financial Officer, Secretary and Treasurer
POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS that each of the undersigned hereby authorizes Anthony H.N. Schnelling and Peter J. Mundy, and each of them, acting together or alone, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign a Registration Statement (the "Registration Statement") on Form S-8 relating to the Agreement, and any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting together or alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 8, 2000:

Signature	Title

/s/ William A. Perlmuth William A. Perlmuth	Chairman of the Board of Directors

/s/ Anthony H. N. Schnelling Anthony H. N. Schnelling	Interim chief Executive Officer (Principal Executive Officer)

/s/Peter J. Munday Peter J. Munday	Vice President-Finance, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert D. Furst, Jr. Robert D. Furst, Jr.	Director

/s/ Robert L. Barbanell Robert L. Barbanell	Director

/s/ Paul D. Mellin Paul D. Mellin	Director

/s/ Thomas A. Nicolette Thomas A. Nicolette	Director

EXHIBIT INDEX
Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Sentry Technology Corporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (No. 333-20135)).

4.2	Amended and Restated By-Laws of Sentry Technology Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (No. 333-20135)).

4.3

Operational and Financial Consulting Services Agreement by and between Sentry Technology Corporation and Restoration Management, L.L.C., dated October 15, 1999, and amended November 9, 1999 (incorporated by reference to Exhibit 10.15 to Registrant's Quarterly Report on Form 10-Q (No. 1-12727).

4.4	Second Amendment to the Operational and Financial Consulting Services Agreement by and between Sentry Technology Corporation and Restoration Management, L.L.C., dated April 27, 2000. *

23	Consent of Deloitte & Touche LLP*

24	Power of Attorney (included at Page II-5)*

*Filed herewith.